                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                 SCHEDULE 13D/A
                                 (RULE 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                                (Amendment No. 5)

            COMPANIA ANONIMA NACIONAL TELEFONOS DE VENEZUELA (CANTV)
-------------------------------------------------------------------------------
                                (Name of Issuer)

                 NATIONAL TELEPHONE COMPANY OF VENEZUELA (CANTV)
-------------------------------------------------------------------------------
                  (Translation of Name of Issuer Into English)

                             Class D Common Shares,
        Nominal Value Bs. 36.90182224915 Per Share (the "Class D Shares")
                  American Depositary Shares, Each Representing
                        Seven Class D Shares (the "ADSs")
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                  P3055Q103 (Class D Shares); 204421101 (ADSs)
-------------------------------------------------------------------------------
                                 (CUSIP Number)

       Barry J. Sharp, Senior Vice President and Chief Financial Officer,
      The AES Corporation 1001 North 19th Street Arlington, Virginia 22209,
                               Tel: (703) 522-1315

                                    Copy to:

           Michael E. Gizang, Skadden, Arps, Slate, Meagher & Flom LLP
           Four Times Square, New York, NY 10036, Tel: (212) 735-2704
-------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                November 20, 2001
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d(f) or 13d-1(g), check the following box [ ]

--------------------------------------------------------------------------------
CUSIP NO. P3055Q103 (Class D Shares)          13D                     PAGE 2
204421101 (ADSs)
--------------------------------------------------------------------------------
 1  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    The AES Corporation
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)      [  ]
                                                         (b)      [  ]
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  SOURCE OF FUNDS
    OO, AF
--------------------------------------------------------------------------------
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) or 2(e)                                          [  ]
--------------------------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
    State of Delaware
--------------------------------------------------------------------------------
                      7  SOLE VOTING POWER          Class D Shares:  64,000,999
                                                    ADSs:  1,000
NUMBER OF           ------------------------------------------------------------
SHARES                8  SHARED VOTING POWER        Class D Shares:  None
BENEFICIALLY                                        ADSs:  None
OWNED BY            ------------------------------------------------------------
REPORTING             9  SOLE DISPOSITIVE POWER     Class D Shares:  64,000,999
PERSON WITH                                         ADSs:  1,000
                    ------------------------------------------------------------
                     10  SHARED DISPOSITIVE POWER   Class D Shares:  None
                                                    ADSs:  None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    Class D Shares:  64,000,999
    ADSs:  1,000
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                      [  ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    13.6% (the 64,000,999 Class D Shares and 1,000 ADSs represent approximately 13.6% of the total Class D Shares outstanding
    (including Class D Shares represented by ADSs)).
    See Item 5.
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    HC
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.P3055Q103 (Class D Shares)             13D                     PAGE 3
204421101 (ADSs)
--------------------------------------------------------------------------------
 1  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    AES Channon Holdings B.V.
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)      [  ]
                                                         (b)      [  ]
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  SOURCE OF FUNDS
    OO, AF
--------------------------------------------------------------------------------
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) or 2(e)                                          [  ]
--------------------------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
    The Netherlands
--------------------------------------------------------------------------------
                      7  SOLE VOTING POWER          Class D Shares:  64,000,999
                                                    ADSs:  1,000
NUMBER OF           ------------------------------------------------------------
SHARES                8  SHARED VOTING POWER        Class D Shares:  None
BENEFICIALLY                                        ADSs:  None
OWNED BY            ------------------------------------------------------------
REPORTING             9  SOLE DISPOSITIVE POWER     Class D Shares:  64,000,999
PERSON WITH                                         ADSs:  1,000
                    ------------------------------------------------------------
                     10  SHARED DISPOSITIVE POWER   Class D Shares:  None
                                                    ADSs:  None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    Class D Shares:  64,000,999
    ADSs:  1,000
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                      [  ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    13.6% (the 64,000,999 Class D Shares and 1,000 ADSs represent approximately 13.6% of the total Class D Shares outstanding
    (including Class D Shares represented by ADSs)).
    See Item 5.
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.P3055Q103 (Class D Shares)             13D                     PAGE 4
204421101 (ADSs)
--------------------------------------------------------------------------------
 1  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    Corporacion EDC, C.A.
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)      [  ]
                                                         (b)      [  ]
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  SOURCE OF FUNDS
    OO, WC
--------------------------------------------------------------------------------
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) or 2(e)                                          [  ]
--------------------------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
    Venezuela
--------------------------------------------------------------------------------
                      7  SOLE VOTING POWER          Class D Shares:  64,000,999
                                                    ADSs:  1,000
NUMBER OF           ------------------------------------------------------------
SHARES                8  SHARED VOTING POWER        Class D Shares:  None
BENEFICIALLY                                        ADSs:  None
OWNED BY            ------------------------------------------------------------
REPORTING             9  SOLE DISPOSITIVE POWER     Class D Shares:  64,000,999
PERSON WITH                                         ADSs:  1,000
                    ------------------------------------------------------------
                     10  SHARED DISPOSITIVE POWER   Class D Shares:  None
                                                    ADSs:  None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    Class D Shares:  64,000,999
    ADSs:  1,000
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                      [  ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    13.6% (the 64,000,999 Class D Shares and 1,000 ADSs represent approximately 13.6% of the total Class D Shares outstanding
    (including Class D Shares represented by ADSs)).
    See Item 5.
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.P3055Q103 (Class D Shares)             13D                     PAGE 5
204421101 (ADSs)
--------------------------------------------------------------------------------
 1  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    Inversiones Inextel, C.A.
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)      [  ]
                                                         (b)      [  ]
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  SOURCE OF FUNDS
    OO, AF
--------------------------------------------------------------------------------
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) or 2(e)                                          [  ]
--------------------------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
    Venezuela
--------------------------------------------------------------------------------
                      7  SOLE VOTING POWER          Class D Shares:  64,000,999
                                                    ADSs:  1,000
NUMBER OF           ------------------------------------------------------------
SHARES                8  SHARED VOTING POWER        Class D Shares:  None
BENEFICIALLY                                        ADSs:  None
OWNED BY            ------------------------------------------------------------
REPORTING             9  SOLE DISPOSITIVE POWER     Class D Shares:  64,000,999
PERSON WITH                                         ADSs:  1,000
                    ------------------------------------------------------------
                     10  SHARED DISPOSITIVE POWER   Class D Shares:  None
                                                    ADSs:  None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    Class D Shares:  64,000,999
    ADSs:  1,000
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                      [  ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    13.6% (the 64,000,999 Class D Shares and 1,000 ADSs represent approximately 13.6% of the total Class D Shares outstanding
    (including Class D Shares represented by ADSs)).
    See Item 5.
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO.P3055Q103 (Class D Shares)             13D                     PAGE 6
204421101 (ADSs)
--------------------------------------------------------------------------------
 1  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    AES Comunicaciones de Venezuela, C.A.
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)      [  ]
                                                         (b)      [  ]
--------------------------------------------------------------------------------
 3  SEC USE ONLY
--------------------------------------------------------------------------------
 4  SOURCE OF FUNDS
    OO
--------------------------------------------------------------------------------
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) or 2(e)                                          [  ]
--------------------------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
    Venezuela
--------------------------------------------------------------------------------
                      7  SOLE VOTING POWER          Class D Shares:  64,000,999
                                                    ADSs:  1,000
NUMBER OF           ------------------------------------------------------------
SHARES                8  SHARED VOTING POWER        Class D Shares:  None
BENEFICIALLY                                        ADSs:  None
OWNED BY            ------------------------------------------------------------
REPORTING             9  SOLE DISPOSITIVE POWER     Class D Shares:  64,000,999
PERSON WITH                                         ADSs:  1,000
                    ------------------------------------------------------------
                     10  SHARED DISPOSITIVE POWER   Class D Shares:  None
                                                    ADSs:  None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    Class D Shares:  64,000,999
    ADSs:  1,000
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                      [  ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    13.6% (the 64,000,999 Class D Shares and 1,000 ADSs represent approximately 13.6% of the total Class D Shares outstanding
    (including Class D Shares represented by ADSs)).
    See Item 5.
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON
    CO
--------------------------------------------------------------------------------

     This Amendment No. 5 to Schedule 13D ("Amendment No. 5") amends and supplements the statement on Schedule 13D originally filed on July 3, 2001 with the Securities and Exchange Commission (the "SEC") by The AES Corporation ("AES"), AES Channon Holdings B.V., Corporacion EDC, C.A., Inversiones Inextel, C.A., Servicios EDC, C.A. and Inversiones Onapo, C.A., as amended and supplemented prior to the date hereof (the "Schedule 13D").

     Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Schedule 13D.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

Item 5 of the Schedule 13D is hereby amended and supplemented by adding the following paragraph:

     Further to Inextel's request on August 30, 2001 to redeem its remaining 136 shares of VenWorld (see Amendment No. 1 to the Schedule 13D filed with the SEC on August 31, 2001), Inextel has received 475 shares of the Issuer in exchange for such 136 VenWorld shares. All references to "Inextel Class D Shares" shall include these 475 shares.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

Item 6 of the Schedule 13D is hereby amended and supplemented by adding the following paragraphs:

     On November 21, 2001, AES, CEDC and TelCom 2 entered into an Agreement of Termination pursuant to which the parties terminated the Agreement, dated August 29, 2001 between such parties. The Agreement of Termination between AES, CEDC and TelCom 2 is filed herewith as Exhibit 1.10 and incorporated herein by reference.

     On November 20, 2001, Inextel and AES Comunicaciones de Venezuela, C.A. ("AES Comunicaciones") entered into a Custody Agreement pursuant to which AES Comunicaciones took custody of the Inextel Class D Shares. The Custody Agreement is filed herewith as Exhibit 1.11 and incorporated herein by reference.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

         Item 7 of the Schedule 13D is hereby amended and supplemented by adding the following exhibits:

Exhibit No.      Description
-----------      -----------
1.10             Agreement of Termination, dated November 21, 2001,
                 by and among The AES Corporation, Corporacion EDC, C.A. and
                 TelCom 2 B.V.

1.11 Custody Agreement, dated November 20, 2001, by and between Inversiones Inextel, C.A. and AES Comunicaciones de Venezuela, C.A.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                             The AES Corporation


                                             By: /s/ Paul Hanrahan
                                                 -----------------------
                                                 Name:  Paul Hanrahan
                                                 Title: Executive Vice President
Date: November 21, 2001

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                          AES Channon Holdings B.V.


                                          By: /s/ Steven P. Clancy
                                              -------------------------
                                              Name:  Steven P. Clancy
                                              Title: Director
Date:  November 21, 2001

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                         Corporacion EDC, C.A.


                                         By: /s/ Paul Hanrahan
                                             -----------------------
                                             Name:  Paul Hanrahan
                                             Title: Director
Date:  November 21, 2001

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                             Inversiones Inextel, C.A.


                                             By: /s/ Steven P. Clancy
                                                 -----------------------
                                                 Name:  Steven P. Clancy
                                                 Title: Director
Date:  November 21, 2001

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                          AES Comunicaciones de Venezuela, C.A


                                          By: /s/ Paul Hanrahan
                                              --------------------------
                                              Name:  Paul Hanrahan
                                              Title: Director
Date:  November 21, 2001